                                                                      EXHIBIT 10

                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                              DAVID S. HAFFNER AND
                          LEGGETT & PLATT, INCORPORATED

1.       Employment........................................................   1

2.       Term..............................................................   1
         2.1      Term.....................................................   1
         2.2      Early Termination........................................   1

3.       Duties and Authority..............................................   2

4.       Compensation......................................................   2
         4.1      Base Salary..............................................   2
         4.2      Annual Cash Bonus........................................   3
         4.3      Vacations; Other Benefits................................   3

5.       Expenses..........................................................   4

6.       Disability........................................................   4
         6.1      Definition of "Total Disability..........................   4
         6.2      Offset Payments..........................................   4

7.       Executive's Option to Terminate Agreement.........................   4

8.       Termination by the Company........................................   5
         8.1      Termination For Cause....................................   5
         8.2      Termination Without Cause................................   6

9.       Confidential Information..........................................   6

10.      Nonassignability..................................................   6

11.      Miscellaneous.....................................................   6
         11.1     Waivers..................................................   6
         11.2     Notices..................................................   6
         11.3     Survival of Provisions...................................   7

                              EMPLOYMENT AGREEMENT

           This Employment Agreement (the "Agreement") is made as of July 30, 2001 between Leggett & Platt, Incorporated, a Missouri corporation (the "Company"), and David S. Haffner (the "Executive").

                                    RECITALS
                                    --------

           The Company desires that the Executive remain in the employment of the Company. Accordingly, the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company (the "Board") has recommended the execution of this Agreement and the Board has authorized the execution of the same.

                                    AGREEMENT

           NOW THEREFORE, for good and valuable consideration, the Company and the Executive agree as follows:

           1.   Employment
                ----------

           The Company hereby reaffirms its employment of the Executive as its Executive Vice President and Chief Operating Officer, and the Executive hereby confirms his employment in that capacity.

           The Executive's employment under this Agreement is subject to the terms and conditions set out below and will be carried out in Carthage, Missouri, at the Company's principal executive offices. However, the Executive acknowledges that the nature of his employment may require reasonable domestic and international travel from time to time.

           2.   Term
                ----

                2.1   Term
                      ----

                The term of this Agreement shall commence on July 30, 2001 and shall end five years after such date, unless terminated earlier in accordance with the provisions of this Agreement.

                2.2   Early Termination
                      -----------------

                The term of this Agreement may be terminated prior to expiration by reason of any of the following:

                (a)   by the Executive upon 12 months prior written notice;

                (b) in accordance with the Severance Benefit Agreement dated as of July 30, 2001, as amended from time to time (the "Severance Benefit

                    Agreement"), a copy of which is attached as Exhibit A for information purposes only;

             (c) in accordance with Section 6 hereof, upon the Executive's Total Disability (as defined below);

             (d)    by the Executive pursuant to Section 7 hereof;

             (e)    by the Company pursuant to Section 8 hereof; or

             (f)    for other causes as provided elsewhere in this Agreement.

         3.  Duties and Authority
             --------------------

         The Executive shall devote his full business time to the affairs of the Company. However, this shall not be deemed to prevent the Executive from devoting such time (which shall not be substantial in the aggregate) to personal business interests that do not unreasonably interfere with the performance of the Executive's duties hereunder.

         The Executive shall use his best efforts, skills and abilities to promote the Company's interests. The Executive shall serve as director (if so elected by the shareholders of the Company) and shall perform such duties at the Executive Vice President level or above assigned to him by the Board or the Chief Executive Officer. The Executive shall report to the Chief Executive Officer of the Company.

         4.  Compensation
             ------------

             4.1    Base Salary
                    -----------

             The Executive shall be paid a base salary at an annual rate of $495,000. Beginning on or about April 1, 2002 and April 1 of each successive year during the term of this Agreement, the Compensation Committee shall appraise the Executive's performance during the previous calendar year, taking into account such factors as it deems appropriate. As a result of such appraisal, the then annual base salary of the Executive may be increased (but shall not be decreased) by such amount as the Compensation Committee determines is fair, just and equitable; provided, however, the percentage increase in the Executive's base salary shall be at least equal to the then latest percentage increase over the previous year in the aggregate annual base salaries of the Company's five highest paid executive officers other than the Executive. In computing this percentage increase, the Compensation Committee shall disregard that part of any base salary increase attributable in the Committee's reasonable judgment to additional responsibilities assumed or to be assumed by any of such five highest paid executive officers. Further, in computing the percentage increase, the Compensation Committee shall make equitable adjustments in its computations so that the Executive will not be prejudiced by any reduction in the responsibilities of any of such five highest paid executive officers implemented during the immediately preceding year or to be implemented in the immediately following year.

             The Executive's base salary shall be paid in equal bi-weekly installments.

         All salary increases under this section will be made as of the beginning of the first payroll period in which the Company's other salaried employees generally receive merit related annual salary adjustments.

         4.2  Annual Cash Bonus
              -----------------

         During the term of this Agreement, the Executive shall be entitled to earn a cash bonus computed in accordance with the 1999 Key Officers Incentive Plan, as amended from time to time (the "Incentive Plan"). The amount of the Executive's bonus shall be determined by applying a bonus formula approved by the Compensation Committee to a percentage of Executive's annual salary on December 31 of each year ("target percentage"). The Executive's target percentage is 55%. The Compensation Committee shall be entitled to amend or supplement the guidelines from time to time whenever the Committee deems this to be in the best interests of the shareholders of the Company.

         If the Executive's employment under this Agreement is terminated before December 31 of any year, the Executive shall receive a prorated bonus for the year of termination. This prorated bonus shall bear the same ratio to the actual bonus the Executive would have earned with respect to the year under the Incentive Plan as the number of days this Agreement is in force during such year bears to 365.

         4.3  Vacations; Other Benefits
              -------------------------

         The Executive shall be entitled to a reasonable annual vacation (not less than an aggregate of four weeks in any calendar year) with full pay, benefits and allowances.

         In addition to the salary, bonus and other payments to be made under this Agreement, the Executive shall be entitled to participate (to the extent legally permitted) in any insurance, pension, profit sharing, stock bonus, stock option, stock purchase or other benefit plan of the Company now existing or hereafter adopted for the benefit of executive officers of the Company or the employees of the Company generally.

         At the Company's expense, the Company shall provide office space, secretarial assistance, supplies and equipment fully adequate to enable the Executive to perform the services contemplated by this Agreement and at least comparable to that being provided to the Executive on the date hereof.

         The Company shall provide the Executive with appropriate perquisites at least comparable to those provided to the Executive on the date hereof and, in all events, equal to such perquisites as may be made available from time to time to the Company's other executive officers.

         In addition to the payments provided for in this Section 4 and elsewhere in this Agreement, the Company may from time to time pay the Executive as a salary increase, a bonus or otherwise, such additional amounts as the Compensation Committee shall, in its discretion, determine.

         Except as may be provided otherwise in this Agreement or to the extent required by law, no benefits referred to in this section or provided for in other sections of this Agreement shall be reduced by the Company as to the Executive without first securing his consent.

         5.  Expenses
             --------

             The Company shall pay or reimburse the Executive for all transportation, hotel, living and related expenses incurred by the Executive on business trips away from the Company's principal office and for all other business and entertainment expenses reasonably incurred by him in connection with the business of the Company and its subsidiaries or affiliates.

         6.       Disability
                  ----------

             6.1  Definition of "Total Disability"
                  -------------------------------

             The Executive shall be deemed to have a "Total Disability" if he is unable, for a continuous period of four or more months, to perform substantially all of the material personal services to be rendered by him under this Agreement.

             During the continuance of any Total Disability, the Board may elect to relieve the Executive of all of his duties hereunder by Board resolution delivered to the Executive, or the Executive may elect to cease performing all of his duties hereunder by notice delivered to the Company. Thereupon, Executive's duties and responsibilities under this Agreement shall cease 60 days following delivery of the Board resolution or the Executive's notice, as the case may be; provided, however, that all other provisions of this Agreement, including the Executive's cash compensation and other benefits, shall continue in full force until 14 months from the first day of the four month or longer continuous period that culminated in the Total Disability ("Disability Termination Date"). If Executive continues to have a Total Disability on the Disability Termination Date, his employment under this Agreement shall be terminated.

             6.2  Offset Payments
                  ---------------

             The Company's obligation to continue the Executive's cash compensation from the date of a Total Disability to the Disability Termination Date shall be reduced by (a) all amounts paid to Executive under disability income insurance policies made available to the Executive by the Company and (b) by all amounts received by the Executive from Social Security disability benefits.

         7.  Executive's Option to Terminate Agreement
             -----------------------------------------

         Not later than six months after the occurrence of any of the following events the Executive may elect to terminate his employment under this Agreement by sending notice of termination to the Company:

         (a) The Executive shall not be elected and continue as director of the Company;

         (b) The Company is merged or consolidated with another corporation and the

              Company is not the survivor;

         (c)  The Company is dissolved;

         (d) Substantially all of the assets of the Company are sold to any other person;

         (e) A public tender offer is made for the shares of the Company and the offeror acquires at least 40% of the outstanding common shares of the Company; or

         (f) A proxy contest is waged and the person waging the contest acquires working control of the Company.

         The Executive's employment obligations under this Agreement shall terminate on the date of termination specified in the Executive's notice to the Company, which date must be within 60 days of the date of the notice.

         8.   Termination by the Company
              --------------------------

              8.1  Termination For Cause
                   ---------------------

              The Company may terminate the Executive's employment pursuant to this Agreement by discharging the Executive for cause. The term "for cause" shall be limited to the following events:

              (a) The Executive's conviction of any crime involving money or other property of the Company or any of its affiliates or of any other crime (whether or not involving the Company or any of its affiliates) that constitutes a felony in the jurisdiction involved; or

              (b) The Executive's continuing, repeated, willful violation of specific written directions of the Board (or the board of any affiliate of the Company of which the Executive is an officer) which directions are consistent with this Agreement and which violation continues following the Executive's receipt of such written directions; or

              (c) The Executive's continuing, repeated, willful failure to perform his duties hereunder; provided, however, that no discharge shall be deemed for cause under this subsection (c) unless the Executive first receives written notice from the Board (or of the board of any affiliate of the Company of which the Executive is an officer) advising the Executive of the specific acts or omissions alleged to constitute a failure to perform his duties, and such failure continues after the Executive shall have had a reasonable opportunity to correct the acts or omissions so complained of.

              In no event shall the alleged incompetence of the Executive in the performance of his duties under this Agreement be deemed grounds for discharge for cause.

          8.2    Termination Without Cause
                 -------------------------

          The Board, at any time and without cause, may relieve the Executive of his duties under this Agreement upon three months prior written notice to the Executive; provided that such action by the Board pursuant to this Section shall not be deemed a termination of the Executive's employment and shall not relieve the Company of any of its financial obligations to the Executive as set forth in this Agreement. Notwithstanding the foregoing sentence, if the Executive's duties are terminated pursuant to this Section, the Executive's employment shall thereafter be terminated upon the earlier of (i) Executive's death or (ii) the Disability Termination Date (as defined in Section 6.1).

     9.   Confidential Information
          ------------------------

     The Executive shall not at any time (whether during the term of this Agreement or thereafter) disclose to any person any confidential information or trade secrets of the Company.

     If any of the restrictions contained in this section or elsewhere in this Agreement shall be deemed unenforceable then the Executive and the Company contemplate that the appropriate court will enforce such restrictions in their reduced form.

     10.  Nonassignability
          ----------------

     This Agreement and the benefits hereunder are personal to the Company and are not assignable by it; provided, however, this Agreement and the benefits hereunder may be assigned by the Company to any person acquiring all or substantially all of the assets of the Company or to any corporation into which the Company may be merged or consolidated. In the event of an assignment of this Agreement to any person acquiring all or substantially all of the assets of the Company or to any corporation into which the Company may be merged or consolidated, the title, responsibilities and duties assigned to the Executive by such successor person or corporation shall be the title, responsibilities and duties of a senior executive officer of such successor person or corporation.

     The provisions of this Agreement shall be binding on and inure to the benefit of the Executive, his assignees, executors, and administrators.

     11.  Miscellaneous
          -------------

          11.1   Waivers
                 -------

          No waiver by either party of any breach or nonperformance of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach or nonperformance of the same or any other provision hereof.

          11.2   Notices
                 -------

          All notices, waivers, designations or other communications (collectively "notices") that either party is required or permitted to give hereunder shall be in writing and delivered as follows:



If to the Executive:                              If to the Company:


David S. Haffner                                  Leggett & Platt, Incorporated
2018 Morgan Heights Road                          No. 1 Leggett Road
Carthage, Missouri 64836                          Carthage, Missouri 64836
                                                  Attention: Secretary

subject to the right of either party at any time to designate a different location for the delivery of notices.

          11.3  Survival of Provisions
                ----------------------

          Section 9 shall survive the expiration or termination of this Agreement, as shall all other provisions hereof which provide for or contemplate performance by either the Executive or the Company following the termination hereof.

     IN WITNESS WHEREOF, the Company and the Executive have signed this Agreement as of the day and year first above written.


"EXECUTIVE"                                 "COMPANY"

                                            LEGGETT & PLATT, INCORPORATED


/s/ David S. Haffner                        By /s/ Ernest C. Jett
--------------------                           ---------------------------------
David S. Haffner                               Name:    Ernest C. Jett
                                                      --------------------------
                                               Title:   Vice President
                                                      --------------------------

                           Severance Benefit Agreement
                                David S. Haffner

                                Table of Contents
                                -----------------

                                                                                   Page
                                                                                   ----
1.   Change in Control; Employment Agreement                                         1
          1.1    Change in Control                                                   1
          1.2    Employment Agreement                                                2

2.   Termination of Employment Following a Change in Control                         2
          2.1    General                                                             2
          2.2    Termination for Disability                                          2
          2.3    Termination by Company for "Cause"                                  3
          2.4    Termination by Executive for Good Reason                            4
          2.5    Notice of Termination                                               5
          2.6    Date of Termination                                                 6
          2.7    Prior Notice Required of Company Actions                            6

3.   Benefits upon Termination of Employment                                         6
          3.1    General                                                             6
          3.2    Base Salary Through Date of Termination; Previously
                          Earned Bonus                                               6
          3.3    Pro-Rata Bonus for Year of Termination                              7
          3.4    Monthly Severance Payments                                          7
          3.5    Fringe Benefits (General)                                           7
          3.6    Retirement Plans                                                    7
          3.7    Stock Options                                                       8
          3.8    Purchase of Company Car                                             8
          3.9    Job Search Assistance; Legal Fees; etc.                             9
          3.10   Repurchase of Company Shares Owned by Executive                     9
          3.11   Termination Which Does Not Require Payment of
                          Termination Benefits                                       9
          3.12   Gross-Up Payment                                                   10

4.   New Employment; Reduction of Termination Benefits                              10

5.   Voluntary Termination of Employment By Executive                               10

6.   Termination of Employment Prior to Change in Control                           11

7.   Successor; Binding Agreement                                                   12

8.   Miscellaneous                                                                  13
          8.1    Notice                                                             13

       8.2   No Waiver                                                  13
       8.3   Enforceability                                             13
       8.4   Disputes                                                   13
       8.5   Sections; Captions                                         13
       8.6   Term of Agreement                                          13
       8.7   No Right of Offset                                         13
       8.8   Successive Changes in Control                              13
       8.9   Interpretation of Agreement                                14

                           Severance Benefit Agreement
                           ---------------------------

     This Severance Benefit Agreement (the "Agreement") is made as of July 30, 2001 between Leggett & Platt, Incorporated, No. 1 Leggett Road, Carthage, Missouri 64836 (the "Company") and David S. Haffner (the "Executive"), residing at 2018 W. Morgan Heights Road, Carthage, Missouri 64836.

                                    RECITALS
                                    --------

     The Executive functions as Executive Vice President and Chief Operating Officer of the Company on the date hereof and is one of the key employees of the Company.

     The Company considers the maintenance of sound and vital management essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that in today's business environment the possibility of a change in control of the Company may exist in the future. The Company further recognizes that such possibility, and the uncertainty which it may raise among key executives, could result in the departure or distraction of key executives to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken (i) to further induce the Executive to remain with the Company and (ii) to reinforce and encourage the continued attention and dedication of the Executive to his assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

     Now, Therefore, in consideration of the premises and for other good and valuable considerations, the receipt of which are hereby acknowledged, the Company and the Executive agree as follows:

1.   Change in Control; Employment Agreement
     ---------------------------------------

     1.1  Change in Control. The Company may be required to provide certain
          -----------------
benefits to the Executive under this Agreement following each and every "Change in Control" of the Company.

     A "Change in Control" of the Company shall be deemed to have occurred if:

     (a)  There is any change in control as contemplated by (i) Item 6(e) of
          Schedule 14A, Regulation 14A, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or (ii) Item 1 of Form 8-K promulgated by the Securities and Exchange Commission under the Exchange Act; or

     (b) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the combined voting power of the Company's then outstanding voting securities; or

     (c) Those persons serving as directors of the Company on the date of this Agreement (the "Original Directors") and/or their Successors do not constitute a majority of the whole Board of Directors of the Company (the term "Successors" shall mean those directors whose election or nomination for election by the Company's shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of the Company at the time of such election or nomination for election); or

     (d) The Company shall be a party to a merger or consolidation with another corporation and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company as the same shall have existed immediately prior to such merger or consolidation; or

     (e) The Company liquidates, sells, or otherwise transfers all or substantially all of its assets to a person not controlled by the Company both immediately prior to and immediately after such sale.

     1.2  Employment Agreement. Any benefits provided to the Executive under
          --------------------
this Agreement will, unless specifically stated otherwise in this Agreement, be in addition to and not in lieu of any benefits that may be provided the Executive under his Employment Agreement with the Company dated July 30, 2001 (this agreement, as amended, restated or superseded, is called the "Employment Agreement").

     This Agreement shall continue for the term provided in Section 8.6 and shall not be affected by any termination of the Employment Agreement.

2.   Termination of Employment Following a Change in Control
     -------------------------------------------------------

     2.1  General. During the 36 month period immediately following each and
          -------
every Change in Control (the "Protected Period"), the Executive and the Company shall comply with all provisions of this Section 2 regarding termination of the Executive's employment.

     2.2  Termination for Disability. If the Employment Agreement is not in
          --------------------------
force, the Company may terminate the Executive's employment for Disability. If the Employment Agreement is in force, the Company may terminate the Executive's employment for disability only in accordance with the terms of the Employment Agreement. "Disability" as used in this Agreement, as distinguished from the Employment Agreement, shall mean the Executive's absence from, and his inability to substantially perform, his duties with the Company for a continuous period of six or more months as a result of physical causes or mental illness. During any period prior to the termination of his employment that the Executive is absent from, and is unable to substantially perform, his duties with the Company as a result of physical causes or mental illness, the Company shall continue to pay the Executive his full base salary at the rate then in effect and any bonuses earned by the Executive under Company bonus plans until such time as the Executive's employment is terminated by the Company for Disability. Following termination of employment under this Section 2.2, the Executive's benefits shall be determined in accordance with the Company's long term disability program as in effect on the date hereof, or any successor program then in effect.

     2.3  Termination by Company for "Cause". If the Employment Agreement is not
          ----------------------------------
in force, the Company may terminate the Executive for Cause as defined in this Agreement. If the Employment Agreement is in force, the Company may terminate the Executive for cause only in accordance with the terms of the Employment Agreement.

     Termination for "Cause" under this Agreement, as distinguished from the Employment Agreement, shall be limited to the following:

     (a) The Executive's conviction of any crime involving money or other property of the Company or any of its subsidiaries or of any other crime (whether or not involving the Company or any of its subsidiaries) that constitutes a felony in the jurisdiction involved; or

     (b) The Executive's continued, repeated, willful violations of specific written directions of the Board or the Company's Chief Executive Officer, which directions are consistent with this Agreement and the Executive's duties and do not constitute Company Action as defined in
          Section 2.4 and which violations continue following the Executive's receipt of such written directions; or

     (c) The Executive's continued, repeated, willful failure to perform his duties; provided, however, that no discharge shall be deemed for Cause under this subsection (c) unless the Executive first receives written notice from the Board or the Company's chief executive officer advising the Executive of specific acts or omissions alleged to constitute a failure to perform his duties, and such failure continues after the Executive shall have had a reasonable opportunity to correct the acts or omissions so complained of.

     No act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that his action or omission was in the best interest of the Company. Moreover, the Executive shall not be terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination duly adopted by the affirmative vote of at least three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of the conduct set forth in Section 2.3(a), (b) or (c) and specifying the particulars thereof in detail.

     A termination shall not be deemed for Cause if, for example, the termination results from the Company's determination that the Executive's position is redundant or unnecessary or that the Executive's performance is unsatisfactory or if the termination stems from the Executive's refusal to agree to or accept any Company Action described in Section 2.4.

     2.4  Termination by Executive for Good Reason. The Executive may, whether
          ----------------------------------------
or not his Employment Agreement remains in force, terminate his employment for "Good Reason" by giving notice of termination to the Company following (i) any action or omission by the Company described in this Section 2.4 or (ii) receipt of notice from the Company of the Company's intention to take any such action or engage in any such omission. A termination of employment under this Section 2.4 shall be deemed a valid and proper termination of the Employment Agreement if then in force and, to this extent, the parties agree that the Employment Agreement is hereby amended.

     The actions or omissions which may lead to a termination of employment for Good Reason (herein collectively and severally "Company Actions") are as follows:

     (a) A reduction by the Company in the Executive's base salary as in effect on the date hereof or as the same may be increased from time to time or a failure by the Company to increase the Executive's base salary each year during the Protected Period by an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all officers of the Company during the three full calendar years immediately preceding the Change in Control; or

     (b) A change in the Executive's reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control; or

     (c) The assignment to the Executive of any positions, duties or responsibilities inconsistent in the good faith opinion of the Executive with the Executive's positions, duties and responsibilities with the Company immediately prior to the Change in Control; or

     (d) A failure by the Company (i) to continue any cash bonus or other incentive plans substantially in the forms in effect immediately prior to the Change in Control, or (ii) to continue the Executive as a participant in such plans on at least the same basis as the Executive participated in accordance with the plans immediately prior to the Change in Control; or

     (e) A requirement by the Company that the Executive be based or perform his duties anywhere other than at the Company's Corporate Office location immediately prior to the Change in Control, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change in Control or, if the Executive consents to any relocation, the failure by the Company to pay (or reimburse the Executive for) all reasonable expenses incurred by him relating to a change of his principal residence in connection with such relocation and to indemnify the Executive against any loss realized on the sale of his principal residence in connection with any such change of residence (loss is defined as the difference between the actual sale price of such residence and the higher of (i) the aggregate investment in such residence (including improvements thereto) or (ii) the fair market value of such as determined by a real estate appraiser designated by the Executive and reasonably satisfactory to the Company); or

     (f) A failure by the Company to continue in effect any benefit or other compensation plan (e.g., stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health and accident plan or disability plan) in which the Executive is participating at the time of a Change in Control (or plans providing the Executive with substantially similar benefits), the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any of such plans or deprive the Executive of any material fringe benefit enjoyed by him at the time of the Change in Control, or the Company's failure to provide the Executive with the number of paid vacation days to which he is entitled in accordance with the Company's normal vacation practices with respect to the Executive at the time of the Change in Control; or

     (g) A failure by the Company to obtain the assumption agreement to perform this Agreement by any successor as contemplated by Section 7 of this Agreement; or

     (h) Any purported termination of the Executive's employment for Disability or for Cause that is not carried out (i) pursuant to a notice of termination which satisfies the requirements of Section 2.5 or (ii) in accordance with Section 2.3, if applicable; and for purposes of this Agreement, no such purported termination shall be effective.

     2.5  Notice of Termination. Any purported termination by the Company of the
          ---------------------
Executive's employment under Section 2.2 (Disability) or 2.3 (for Cause) or by the Executive under Section 2.4 (for Good Reason) shall be communicated by notice of termination to the other party. A notice of termination shall mean a notice which shall include the specific termination Section in this Agreement relied upon and shall set forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of employment under the Section so indicated.

     2.6  Date of Termination. The date the Executive's employment is terminated
          -------------------
under this Agreement for Disability, for Cause or for Good Reason is called the "Date of Termination". In cases of Disability, the Date of Termination shall be 30 days after notice of termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30 day period). If the Executive's employment is terminated for Cause, the Date of Termination shall be the date specified in the notice of termination. If the Executive's employment is terminated for Good Reason, the Date of Termination shall be the date set out in the notice of termination.

     Any dispute by a party hereto regarding a notice of termination delivered to such party must be conveyed to the other party within 30 days after the notice of termination is given. If the particulars of the dispute are not conveyed within the 30 day period, then the disputing party's claims regarding the termination shall be forever deemed waived.

     2.7  Prior Notice Required of Company Actions. During the Protected Period,
          ----------------------------------------
the Company shall not terminate the Executive's employment (except for Disability or for Cause or pursuant to the Employment Agreement) or take any Company Action as defined in Section 2.4 without first giving the Executive at least three months' prior notice of termination or the planned Company Action, as the case may be.

3.   Benefits upon Termination of Employment
     ---------------------------------------

     3.1  General. If, during the Protected Period following each Change in
          -------
Control, the Executive's employment is terminated either (i) by the Company (other than for Disability or Cause under this Agreement and other than for disability or cause under the Employment Agreement) or (ii) by the Executive for Good Reason, then the Executive, at his election, shall be entitled to the benefits provided in this Section 3 (collectively and severally "Termination Benefits"). If the Executive elects to receive Termination Benefits under this Agreement then he shall automatically forfeit his option, if any, under the Employment Agreement to render consulting services to the Company on the terms and conditions set out in the Employment Agreement and shall also automatically forfeit his right to receive the compensations and benefits provided for in
Section 8 of the Employment Agreement.

     3.2  Base Salary Through Date of Termination; Previously Earned Bonus. The
          ----------------------------------------------------------------
Company shall promptly pay the Executive his full base salary through the Date of Termination at the rate in effect at the time notice of termination is given. In addition, the Company shall promptly pay the amount of any bonus for a past period which has been earned by the Executive but not yet paid under the applicable bonus plan. The Company shall give the Executive credit for any vacation earned but not taken.

     3.3  Pro-Rata Bonus for Year of Termination. The Company shall pay the
          --------------------------------------
Executive a pro-rata bonus for the year in which his employment terminates. The pro-rata bonus shall be equal to "A" divided by "B" with the quotient multiplied by "C" where:

     (a) "A" equals the number of days the Executive is employed by the Company in the year in which the termination of employment occurs (the "Termination Year");

     (b)  "B" equals 365; and

     (c) "C" equals the maximum bonus the Executive would have been eligible for in the Termination Year under Section 4.2 of his Employment Agreement or under the Company's Executive and Key Officers Incentive Compensation Plan (or successor plans), whichever may be applicable.

     The pro-rata bonus shall be paid by the Company in a lump sum, concurrently with the first severance pay installment provided for in Section 3.4.

     3.4  Monthly Severance Payments. The Company shall pay the Executive the
          --------------------------
aggregate severance payments equal to (i) 155% of the Executive's annual base salary as of the date of the Change in Control or as of the Date of Termination, whichever is greater, multiplied by (ii) three. The severance payments shall be made in 36 equal, consecutive monthly installments, with the first installment to be on the first day of the first month immediately following the Date of Termination. The 155% figure in this Section shall be appropriately increased or decreased if and as the Executive's maximum annual bonus potential (expressed as a percentage of his annual base salary) is increased or decreased.

     3.5  Fringe Benefits (General). The Company shall maintain in full force,
          -------------------------
for the continued benefit of the Executive for three years after the Date of Termination, all employee benefit plans, programs and/or arrangements (collectively and severally "Benefit Plans") in which the Executive was entitled to participate immediately prior to the Date of Termination, provided the Executive's continued participation is possible under such Benefit Plans. If the Executive's participation in any such Benefit Plan is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive is entitled to receive under such Plans. At the end of the three year period of coverage, the Executive shall have the option to have assigned to him at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company and relating specifically to the Executive.

     3.6  Retirement Plans. The Company shall pay the Executive in cash a lump
          ----------------
sum additional retirement benefit. Such benefit shall be paid at the Executive's normal retirement age (or earlier retirement age should the Executive so elect) as defined in the retirement programs in which the Executive participates or any successor programs in effect on the date of any Change in Control. Such additional benefit shall be equal to the actuarial equivalent of the additional retirement benefit to which the Executive would have been entitled under such retirement programs had he accumulated three additional years of continuous service (following the Date of Termination) under such retirement programs both for purposes of determining eligibility for benefits and for purposes of calculating the amount of such benefits. If any retirement program requires contributions by participants and the Executive is precluded by the terms of the program from making such contributions following the Date of Termination, then the amount of additional retirement benefit payable under this
Section 3.6 shall be equitably adjusted to reflect the absence of contributions by the Executive.

     The benefits under this Section 3.6 are in addition to those the Executive may be entitled to under the retirement programs in question. In addition, the benefits provided under this Section 3.6 do not in any way limit the benefits payable to the Executive under Section 3.5.

     3.7  Stock Options. The Company shall, at Executive's request, accelerate
          -------------
and make immediately exercisable in full all unexercised stock options which the Executive then holds to acquire securities from the Company. This shall be done, to the maximum extent possible, in a manner that will allow the Executive, upon the exercise of any such options, to obtain favorable Federal income tax treatment. The Executive's request may be made at any time during the period beginning with the giving of the notice of termination and ending three months after the Executive's employment terminates (the "Option Election Period").

     Instead of exercising any or all outstanding stock options then held by him, the Executive may elect during the Option Exercise Period to surrender to the Company his rights in such outstanding stock options (whether or not then exercisable). Upon such surrender, the Company shall pay to the Executive an amount in cash per optioned share equal to the difference between (i) the option price of such share and (ii) the higher of: (x) the closing price of the Company's shares on the date of the Change in Control, (y) the closing price of the Company's shares on the date the options (or in the case of Section 3.10, the shares) are surrendered to the Company, or (z) the highest price per Company share actually paid in connection with any Change in Control of the Company.

     If, within six months of the taking of any Company Action under Section 2.4, the Executive dies while still employed by the Company, the Executive's estate shall be entitled, upon notice to the Company within 90 days of the Executive's death, to be paid an amount equal to the amount the Executive would have received had he surrendered all of his stock options under this Section as of the date preceding his death. Such amount shall be paid in cash by the Company within 45 days after receipt of the notice and the delivery of an instrument surrendering all rights the Executive's estate may have held to the stock options.

     3.8  Purchase of Company Car. The Company shall permit the Executive,
          ----------------------
during the Option Election Period, to purchase any Company automobile the Company was providing for the Executive's use at the time notice of termination was given. The purchase price shall be the book or wholesale value of such automobile at such time, whichever is lower.

     3.9  Job Search Assistance; Legal Fees; etc. The Company shall reimburse
          --------------------------------------
the Executive for the costs of his job search, including air fares, telephone conversations, advertisements, executive placement or search fees and the like to the extent not reimbursed by others. In addition, the Company shall provide the Executive with adequate secretarial assistance and office space while the Executive's job search continues. The Company shall promptly reimburse the Executive for all relocation costs to the extent such reimbursement is not made by the Executive's new employer. The Company's obligations under this first paragraph of Section 3.9 shall terminate three years from the Date of Termination.

     The Company shall pay all relocation and indemnity payments as set forth in
Section 2.4(e), and all legal fees and expenses incurred by the Executive as a result of the termination of his employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment or in seeking to obtain or enforce any right or benefit provided by this Agreement).

     3.10 Repurchase of Company Shares Owned by Executive. Upon Executive's
          -----------------------------------------------
request during the Option Election Period, the Company shall purchase all Company shares owned by the Executive immediately prior to the Date of Termination. Within 45 days after the request is made, the Executive's shares, properly endorsed and free of all claims, shall be delivered to the Company. Thereupon, the Company shall pay the purchase price in cash. The purchase price shall be the highest price per share that can be computed under Section 3.7.

     3.11 Termination Which Does Not Require Payment of Termination Benefits. No
          ------------------------------------------------------------------
Termination Benefits need be provided by the Company to the Executive under this
Section 3 if the Executive's employment is terminated:

     (a)  By his death; or

     (b) By the Executive for any reason other than for Good Reason (e.g. by retirement); or

     (c) By the Company for Disability or for Cause under this Agreement or for disability or cause under the Employment Agreement.

     As used herein, retirement by the Executive means termination of employment in accordance with the Company's normal retirement policy, including early retirement, generally applicable to the Company's salaried employees or in accordance with any special retirement arrangement jointly established by the Company and the Executive and mutually agreeable to both.

     3.12 Gross Up Payment. If any payment or benefit received by the Executive
          ----------------
under this Agreement or any other plan or agreement with the Company (a "Benefit") is subject to tax under Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Executive with respect to such tax (collectively, "Excise Tax"), the Company will pay the Executive an amount ("Excise Gross Up Payment") that covers: all Excise Taxes payable by Executive because of any such Benefit and all income and employment taxes and Excise Taxes on the Excise Gross Up Payment. It is the Company's intent that any payment under this Section 3.12 shall place the Executive in the same position that he would have been in had the Benefit not been subject to the Excise Tax. Any Excise Tax Gross Up Payment shall be made no later than the date the Excise Tax is payable by the Executive or the date it is withheld as provided below.

       The Company shall determine whether or not any Benefit is subject to the Excise Tax and withhold the amount of the Excise Tax from any Benefit or other remuneration payable to the Executive. Any such determination shall be made in good faith and after consultation with the Company's independent certified public accountants or outside tax counsel. The Company shall also have the right, on behalf of the Executive, at its sole cost and expense, to contest any claim by the Internal Revenue Service ("Service") that any Benefit is subject to the Excise Tax or file and pursue a claim for refund of any Excise Tax previously paid. The Executive shall cooperate with the Company in any such proceeding and provide the Company with any notifications received by the Executive from the Service. If the Executive receives any refund of Excise Tax for which a Gross Up Payment has been made, the Executive shall pay such refund to the Company.

4.   New Employment; Reduction of Termination Benefits
     -------------------------------------------------

     The Termination Benefits provided under Section 3 shall not be treated as damages, but rather shall be treated as severance compensation to which the Executive is entitled. The Executive shall not be required to mitigate the amount of any Termination Benefit provided under Section 3 by seeking other employment or otherwise. If, however, following a termination of employment which invokes Section 3, the Executive becomes employed full time by a third person (as distinguished from becoming self-employed or being employed by an employer controlled by the Executive and/or members of his immediate family), then the amount of any cash compensation (including base salary and bonuses) received by the Executive from such third party shall reduce on a dollar for dollar basis, but not below zero, the amount of cash payments which the Executive is thereafter entitled to receive under Section 3.4. In addition, any fringe benefits that the Executive may receive from full time employment by a third person shall be applied against and reduce any fringe benefits thereafter to be made available to the Executive under Section 3.5. In no event shall the Executive be required to return to the Company any Termination Benefits received by him prior to his commencement of full time employment with a third person.

5.   Voluntary Termination of Employment by Executive
     ------------------------------------------------

     The Executive may voluntarily terminate his employment with the Company for any reason (including retirement) within one year of any Change in Control described in this Section. A termination of employment under this Section 5 shall be deemed a valid and proper termination of the Employment Agreement if then in force and to this extent the parties agree that the Employment Agreement is hereby amended. Upon any such termination of employment the Executive may in his sole discretion elect to receive, and the Company shall provide, the following benefits and no others under this Agreement:

     (a) The Company shall promptly pay the Executive those salary, bonus and vacation payments provided for in Section 3.2.

     (b) The Company shall promptly pay the Executive the pro-rata bonus provided for in Section 3.3.

     (c) The Company shall promptly pay the Executive a non-forfeitable lump sum cash termination payment equal to 75% of the Executive's total cash compensation for the calendar year immediately preceding the Date of Termination of his employment.

     (d) The Company shall provide the Executive for one year with those fringe benefits described in Section 3.5. The fringe benefits provided under this subsection (d) shall be reduced by any fringe benefits the Executive thereafter receives from full time employment by a third person.

     If the Executive does not elect to receive benefits under this Section 5, then he shall remain eligible to receive Termination Benefits in accordance with the provisions of Section 3.

     The benefits payable to the Executive under this Section 5 are in addition to all benefits provided to him under the Employment Agreement. However, if the Executive elects to receive benefits under this Section 5 then he shall automatically forfeit his option, if any, under the Employment Agreement to render consulting services to the Company on the terms and conditions set out in the Employment Agreement and shall also automatically forfeit his right to receive the compensations and benefits provided for in Section 8 of the Employment Agreement.

     The only Change in Control that will permit an Executive to make an election under this Section 5 is a Change in Control that is opposed by a majority vote of the Board and in connection with such Change in Control or as a result thereof:

     (a) A majority of the whole Board becomes comprised of persons other than Original Directors or their Successors (as those terms are defined in Section 1.1(c)); or

     (b) Any person (as defined in Section 1.1(b)) becomes the beneficial owner), directly or indirectly, of 50% or more of the combined voting power of the Company's then outstanding voting securities.

6.   Termination of Employment Prior to Change in Control
     ----------------------------------------------------

     Prior to a Change in Control and if there is no Employment Agreement in force, the Executive shall not voluntarily terminate his employment with the Company except upon at least three months' prior notice. Similarly, the Company shall not terminate the Executive's employment other than for Cause except upon at least three months' prior notice. If the Employment Agreement is in force, termination of employment by the Executive or the Company shall be governed by the terms thereof.

7.   Successor; Binding Agreement
     ----------------------------

     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place (the assumption shall be by agreement in form and substance satisfactory to the Executive). Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive, at his election, to Termination Benefits from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such election becomes effective shall be deemed the Date of Termination. As used in the Agreement "Company" means the Company as previously defined and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there be no such designee, to his estate.

8.   Miscellaneous
     -------------

     8.1  Notice. All notices, elections, waivers and all other communications
          ------
provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         8.2 No Waiver. No provisions of this Agreement may be modified, waived
             ---------
or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and an officer of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         8.3 Enforceability. The invalidity or unenforceability of any
             --------------
provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         8.4 Disputes. Notwithstanding the pendency of any dispute involving
             --------
this Agreement, the Company shall continue to pay all amounts and provide all benefits which the Executive alleges are required by this Agreement (collectively the "Disputed Benefits") until the dispute is finally resolved in the Company's favor, then the person(s) resolving the dispute shall further determine (i) whether the Executive initiated and continued the dispute in good faith and (ii) whether there was a reasonable basis for the allegations made by the Executive. If it is determined the Executive proceeded in good faith and with a reasonable basis for his allegations, then the Executive shall not be required to reimburse the Company for the Disputed Benefits received by him. Otherwise the Executive shall be required (i) to fully reimburse the Company for the actual cost to the Company of providing the Disputed Benefits and (ii) to pay the Company as liquidated damages a lump sum cash payment equal to 20% of the Disputed Benefits.

         8.5 Sections; Captions. All references in this Agreement to Sections
             -------------------
refer to the applicable Sections of this Agreement. References in this Agreement to a given Section (e.g., Section 3) shall, unless the context requires otherwise, refer to all parts of such Section (e.g., 3.1 through 3.12).

         The captions have been placed in this Agreement for ease of reference only. They shall not be used in the interpretation of this Agreement.

         8.6 Term of Agreement. This Agreement shall continue in force so long
             -----------------
as the Executive remains employed by the Company or any successor and shall apply to any Change in Control that occurs while the Executive remains so employed.

         8.7 No Right of Offset. Effective upon the occurrence of a Change in
             ------------------
Control, the Company waives, and will not assert, any right to set off the amount of any claims, liabilities, damages or losses the Company may have against any amounts payable by the Company to the Executive whether under this Agreement or otherwise.

         8.8 Successive Changes in Control. A separate Change in Control shall
             -----------------------------
be deemed to have occurred with each occurrence of any event described at subsections (a) through (e) of Section 1.1. This Agreement pertains to each and every Change in Control, including successive Changes in Control involving the same controlling person(s).

         8.9 Interpretation of Agreement. In the event of any ambiguity,
             ---------------------------
vagueness or other matter involving the interpretation or meaning of this Agreement, this Agreement shall be liberally construed so as to provide to the Executive the full benefits set out herein.

         IN WITNESS WHEREOF, this Agreement has been signed as of the day and year first above written.

EXECUTIVE:                                   LEGGETT & PLATT, INCORPORATED

/s/ David S Haffner                          By: /s/ Ernest C. Jeff
------------------------                         -------------------------------
David S. Haffner                                 Name: Ernest C. Jeff
                                                      --------------------------
                                                 Title: Vice President
                                                       -------------------------